EXHIBIT 4.08

Form of Restricted Share Unit Agreement

STATE AUTO FINANCIAL CORPORATION
RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement (“Agreement”) is made effective [________________, 20___], at Columbus, Ohio, between State Auto Financial Corporation (the “Company”) and [insert name of director], an outside director of the Company (the “Participant”), and contains the Participant's elections under the State Auto Financial Corporation Outside Directors Restricted Share Unit Plan (the “Plan”). This Agreement incorporates the Plan's terms and provisions as provided in the Plan's document. Capitalized terms not otherwise defined in the Agreement shall be defined as set forth in the Plan.
______________________________________________________________________________________________________
A.    Award.
Effective as of the date of this Agreement, the Participant is awarded [__________] Restricted Share Units pursuant to Section 3.1 of the Plan. The Restricted Share Units will be subject to the restrictions on transfer set forth in the Plan, including without limitation, the restrictions on assignment as set forth in Section 8.3 of the Plan. [In addition, the Restricted Share Units will be subject to the following restrictions on transfer:___________________________________________________________.] Such Restricted Share Units will be credited to the Participant's Account.
B.    Payment Elections.
Timing of Payment:
Subject to the rules and procedures of the Administrative Committee (the “Committee”), I hereby make this election to receive payment of the value of the Restricted Share Units awarded pursuant to this Agreement in accordance with the applicable terms of the Plan. I understand that payment will not be made until the first regular payment processing date that occurs at least six months after my termination of Board membership, Retirement, death or Disability.
No Acceleration - I understand that after completion of this election under the Plan, the law provides that I cannot request an acceleration of the timing of my payment for this Award under the Plan. For example, if I elect a series of installment payments over 10 years, I cannot later change my election to receive payment in installment payments over 5 years or a lump sum. If I elect to change my distribution timing for this Award at a future date (to delay distributions), I understand that the law requires that my future election cannot be effective until 12 months after its date and that my distribution must be delayed for at least five years beyond the initial distribution date.
REMINDER: If I make no election under this section, the Plan will automatically distribute my benefits in the form of a single lump sum.
I elect to receive my benefit (initial only one):

_______     in an immediate single lump sum.

_______ in a series of approximately equal annual payments made over a period of five (5) years.

_______ in a series of approximately equal annual payments made over a period of ten (10) years.

(REMINDER: if electing installments, distributions can never be accelerated to a faster form of distribution.)

Form of Payment:

I elect to receive my benefit (initial only):

_______ in cash.

_______ in Common Shares.

C.    Beneficiary Designation

Subject to the rules and procedures of the Committee, I understand that I may designate a Beneficiary to receive any distribution from the Plan upon my death. In the absence of a valid Beneficiary designation, I understand that my estate shall be my designated Beneficiary.

______________________________________________________________________________________________________

I hereby accept this Award and acknowledge that the Restricted Share Units awarded to me are subject to the terms and provisions of the Plan, the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and such other guidance and regulations issued thereunder.

Agreed to by:    [DIRECTOR’S NAME]

Signature	Social Security Number

Mailing Address:
Date

[COMPANY’S DESIGNATED OFFICER]

Signature	Date